Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Infosys Technologies Limited:
We consent to the use of our report dated April 24, 2006, with respect to the consolidated balance sheets of Infosys Technologies Limited and subsidiaries as of March 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, cash flows for each of the years in the three-year period ended March 31, 2006, and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2006, and the effectiveness of internal control over financial reporting as of March 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG
KPMG
Bangalore, India
November 7, 2006